AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 25th day of April 1995, by and among MFS® Variable Insurance Trustsm, Kansas City Life Insurance Company, and Massachusetts Financial Services Company, the parties hereby agree to an amended Schedule A as attached hereto.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on its behalf by its duly authorized representative. The Amendment shall take effect on May 1, 2001.

KANSAS CITY LIFE INSURANCE COMPANY
By its authorized officer,

By:  /s/ Richard L. Finn

Title:  SVP

Date:  4-17-2001

MFS® VARIABLE INSURANCE TRUSTsm
By its authorized officer,

By:  /s/ James R. Bordewick, Jr.
    James R. Bordewick, Jr.
Title:  Secretary

Date:

MASSACHUSETTS FINANCIAL SERVICES COMPANY
By its authorized officer,

By:  /s/ Stephan E. Cavan
    Stephan E. Cavan
Title:  Senior Vice President

Date:

As of May 1, 2001

SCHEDULE A

ACCOUNTS, POLICIES AND PORTFOLIOS

SUBJECT TO THE PARTICIPATION AGREEMENT

NAME OF SEPARATE ACCOUNT AND DATE ESTABLISHED BY BOARD OF DIRECTORS	POLICIES FUNDED BY SIP IRATE ACCOUNT	PORTFOLIOS APPLICABLE TO POLICIES
Kansas City Life Variable Annuity Separate Account (Est. January 23, 1995)	VA Policy No. 7147 Century II VA Affinity Series Policy No. 1157	Total Return Series Emerging Growth Series Bond Series Utilities Series Global Governments Series
Kansas City Life Variable Life Separate Account (Est. April 24, 1995)	VL Policy No. J146 Century II VUL Alliance Series Policy No. J155	Total Return Series Emerging Growth Series Bond Series Utilities Series Global Governments Series